UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.         )

(as filed)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CALIFORNIA MICRO DEVICES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Registrant is mailing a letter to its stockholders, the text of which is contained in the below news release which was issued today. Both the stockholder letter and the news release will also be posted to the Registrant’s website http://annualmeeting.cmd.com.

CALIFORNIA MICRO DEVICES SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees on the WHITE Proxy Card Today

MILPITAS, Calif. – August 14, 2009 – California Micro Devices (Nasdaq Global: CAMD) ( “CMD” or “The Company”) today announced that it is mailing a letter to the Company’s stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for September 17, 2009.

CMD’s Board of Directors unanimously recommends that stockholders vote FOR ALL of the Company’s directors – Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock – on the WHITE proxy card. Stockholders are encouraged to vote by telephone, Internet or by signing, dating and returning the WHITE proxy card.

August 14, 2009

Dear Fellow California Micro Devices Stockholder:

At CMD’s upcoming Annual Meeting of Stockholders on Thursday, September 17, 2009, you will be asked to determine which director nominees best serve the interests of ALL CMD stockholders. Your Board of Directors unanimously agrees that CMD’s nominees – Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock – are the right representatives of your interests. Your Board, working closely with the CMD management team, has developed a clear action plan to address the challenges we face and to build value for ALL stockholders.

In fact, Wells Fargo Securities, whose analyst has followed CMD for a considerable period, rated CMD “Outperform” in its August 5, 2009 report, noting:

We have a positive view of CAMD’s decisive action to drive costs down in an effort to quickly return to positive operating cash flow … and profitability.

We urge you to vote for ALL of CMD’s nominees using the WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

DIALECTIC OFFERS NO PLAN TO BUILD STOCKHOLDER VALUE

Dissident stockholder Dialectic Capital Management is seeking your support for its own slate of three nominees. Dialectic, however, has presented no plan to build stockholder value and seems confused, at best, about what strategy it thinks the company should pursue. As Dialectic accumulated CMD stock, Dialectic made repeated demands that we rejected time and time again – distribute significant cash to stockholders via repurchase or dividend. When Dialectic first became more active as a dissident in December, 2008, it called for CMD to “return $33 million or $1.42 a share in a dividend to all stockholders and immediately engage an investment bank and begin a sale process of the Company.” We believe these demands, which we again rejected, reflect a “quick buck” approach and indicate Dialectic’s ignorance of both the underlying value of CMD and the need for CMD to retain substantial cash reserves to demonstrate its staying power to its customers.

But then recently, in its proxy filed on July 30, 2009, Dialectic changed its tune and stated that its nominees “are not committed to paying a large special cash dividend or pursuing a sale of the Company.” So, exactly what is Dialectic’s agenda?

Dialectic is also cryptic about whether or not it intends to seize control of your board. Initially it said it intended to nominate four nominees (including its financial advisor, Bryant Riley), who, if elected, would constitute a majority of your Board. Its proxy filing, however, lists only three nominees, excluding without explanation Mr. Riley.

Ask yourself, what else will Dialectic’s nominees, if elected, find it convenient to backtrack on?

DIALECTIC’S NOMINEES LACK RELEVANT INDUSTRY EXPERIENCE AND

SUCCESS AT BOARD AND MANAGEMENT LEVELS

Since it has no plan to offer, Dialectic can only ask that you trust the experience and qualifications of its nominees. We think you should know some very pertinent facts about their qualifications and experience that Dialectic failed to mention when seeking your trust.

When Dialectic told you that nominee Kenneth Potashner “has over 20 years of experience as a successful technology company executive,” and cited his experience at SONICblue Incorporated, it deliberately did not mention that Mr. Potashner was terminated as Chairman, President and CEO of SONICblue just seven and a half months before the company filed for bankruptcy.

While Mr. Potashner was CEO, the company was embroiled in legal battles with one or more competitors, consultants, and suppliers, and with 28 film and broadcasting companies. Following is a stock chart for SONICblue during Mr. Potashner’s tenure as Chairman and CEO.

SONICblue Inc.

(November 1998 – August 2002)

Another Dialectic nominee, J. Michael Gullard, has served on several public company boards and in many instances shareholder value has declined during his tenure. He served on the boards of two companies, DynTek Inc. and Proxim Wireless Corp., when those companies became delisted from their respective exchanges. During Mr. Gullard’s tenure as a director at Planar Systems and Proxim Wireless Corp., each company lost over 80% of its value, as of July 31, 2009. Additionally, after adjusting for intervening cumulative 1:10,000 reverse stock splits, the share price of DynTek Inc., of which Mr. Gullard has been Chairman of the Board since October, 2005, has fallen from $3,000 on the OTCBB to $7.95 on the Pink Sheets since June 27, 2005, when he first joined the DynTek Inc. Board. Below are stock charts for Planar Systems and Proxim Wireless Corp. during the time that Mr. Gullard has served as a director.

Dialectic’s final nominee is its own principal, John Fichthorn. Mr. Fichthorn is a professional money manager who founded Dialectic group in 2003 and, to our knowledge, has no experience as a director or as an executive at any public company. Your Board of Directors should not be used as an opportunity for on-the-job training.

CMD’s directors are open to the addition of qualified shareholder representatives to the Board. Despite the apparent poor track record of the Dialectic nominees, CMD was and continues to be willing to meet with them to evaluate if any of the nominees might, in fact, be a good addition to your Board. We recognize that sometimes stock charts do not tell the whole story, and that good people are sometimes caught in bad situations. Unfortunately, notwithstanding CMD’s willingness to consider the qualifications of Dialectic’s nominees, Dialectic has declined to work constructively with CMD to reach a settlement. Among other things, it refused the Company access to its director nominees unless CMD agreed to accept those nominees as directors before meeting them.

DIALECTIC’S NOMINEES WOULD NOT ENHANCE THE EXPERIENCE OR

EXPERTISE OF YOUR BOARD

WHOSE INTERESTS WILL THEY REALLY SERVE – YOURS OR DIALECTIC’S?

Dialectic has purported to champion the cause of “stockholder representation” and has been critical of the stock ownership of the CMD directors. In fact, CMD’s directors and executive officers own a total of 88,202 shares of CMD common stock, and 2,346,439 options (most of which are exercisable, as Dialectic correctly notes, well above the current price of CMD’s shares). Your directors are economically incentivized to enhance stockholder value. Dialectic’s nominees, on the other hand, “do not directly own any shares or options” of CMD and their only allegiance is to Dialectic, a single stockholder. Furthermore, in seeking three directors Dialectic is not pursuing what we consider “stockholder representation” but rather disproportionate dominance — a 9% stockholder should not control 43% of the Board.

Since you cannot judge Dialectic’s nominees on their plan – they don’t have one – or their share ownership – they don’t directly own any – you can only judge Dialectic by its actions. Dialectic has backtracked on what strategy is in the best interests of all CMD stockholders and on its intention to seek control of the board. Dialectic has also refused to work constructively with CMD to reach a settlement and, in its proxy filings, has misrepresented or mischaracterized CMD’s financial results and executive compensation in multiple instances. Clearly Dialectic’s interests and agenda are not in the best interests of the Company and are not aligned with those of CMD’s other stockholders. Given this track record, how can you trust them to act any differently if they gain representation on your Board?

CMD DIRECTORS CONTINUE TO ENHANCE OUR GOVERNANCE STRUCTURE

As part of its continuing efforts to enhance our company’s governance structure, your Board recently rescinded CMD’s shareholder rights plan, commonly referred to as a “poison pill”, following discussions with several of our large shareholders. While a shareholder rights plan can provide shareholders protection against coercive, opportunistic takeover attempts, shareholders expressed legitimate concerns about such plans, based on experiences at other companies. Given your Board’s commitment to serving the interests of shareholders by establishing sound corporate governance practices, as outlined in our July 31 letter, it voted unanimously to rescind the shareholder rights plan, effective immediately.

WE URGE YOU TO REJECT THE DIALECTIC NOMINEES AND NOT SIGN ANY

GOLD PROXY CARDS YOU MAY RECEIVE FROM DIALECTIC

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

On behalf of the Board of Directors, we thank you for your continued support of California Micro Devices.

Sincerely,

/s/
Wade Meyercord
Chairman
California Micro Devices

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3442

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any GOLD proxy card sent to you by Dialectic Capital.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone,

by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Key product lines include protection devices for mobile handsets, HBLEDs, digital consumer electronics products and personal computers. Detailed corporate and product information may be accessed at .

Forward Looking Statement Disclaimer

All statements contained in this release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include that our action plan will address the challenges we face and build stockholder value and that our cost reductions will returns us to positive operating cash flow and profitability. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our stock price will increase if our financial performance and outlook improve, whether we incur unexpected operating expenses or obstacles to our cost reductions, whether our customers experience the demand we anticipate for their products, whether there is increasing economic stability, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, and whether we have success in our R&D programs as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

Additional Information

This letter to stockholders is being mailed to stockholders on or about August 14, 2009, and was made publicly available via news release on August 14, 2009.

In connection with its 2009 annual meeting of stockholders, California Micro Devices Corporation has established a website, http://annualmeeting.cmd.com, where stockholders may obtain information related to our annual meeting, including our proxy statement and annual report, and may vote.

For More Information Contact:

Kevin Berry, Chief Financial Officer

California Micro Devices

408-934-3144

Media Contact

Jeremy Jacobs / Rachel Ferguson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact

Arthur Crozier / Larry Miller

Innisfree

212-750-5833